Exhibit 10

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”), made and entered into on and as of this 10th day of May, 2010, by and between SG/SPV PROPERTY I, LLC, a Delaware limited liability company (“Seller”), and INFINITY INSURANCE COMPANY, an Indiana corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of all that piece, parcel or tract of real estate more particularly described on Exhibit “A” attached hereto, together with all rights, ways and easements appurtenant thereto, and together with all buildings, structures and other improvements of any and every nature located thereon and all fixtures attached or affixed, actually or constructively, thereto or to any such buildings, structures or other improvements (hereinafter collectively called the “Property”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in the Property, on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, agree as follows:

1. Property to be Purchased. Subject to the terms of this Agreement, Seller agrees to sell the Property to Purchaser (or to Purchaser’s permitted assignees), free and clear of all liens, claims and encumbrances, other than the Permitted Exceptions (as hereinafter defined), and Purchaser agrees to purchase the Property from Seller, for the price and on the other terms contained in this Agreement.

2. Inspections; Access to the Property and Property Documents.

(a) The parties acknowledge that Purchaser, its agents, representatives, and employees, have had access to the Property for the purpose of conducting examinations, analysis, inspections, surveys, soil borings and other tests and studies (collectively “Inspections”) as Purchaser has reasonably determined. Purchaser hereby ratifies and confirms its agreement, made in that certain Real Estate Option Agreement dated as of December 21, 2006 (the “Option Agreement”), to protect, defend, indemnify and hold Seller harmless from and against any and all claims, costs, expenses (including without limitation, reasonable attorneys’ fees and litigation expenses) and damages to person or property arising out of or by reason of all investigations, tests and surveys made by Purchaser or Purchaser’s employees, representatives or agents prior to the Closing (as hereinafter defined). This obligation shall survive any expiration or termination of this Agreement, the Option Agreement or the rights and obligations of the parties hereunder and thereunder and shall survive notwithstanding any provision in this Agreement that this Agreement shall become null, void or otherwise ineffective in any way.

(b) In addition to the foregoing, Seller represents that it has provided to Purchaser copies of the title insurance policies, surveys, subdivision maps, site, parcel or development plans, soil test reports and environmental study results relating to the Property listed or otherwise described on Exhibit “B” attached hereto, together with any and all service contracts, leases and other agreements with third parties affecting the Property, to the extent in effect on the date hereof.

(c) Purchaser hereby acknowledges and agrees that it has conducted and completed any and all due diligence investigations, reviews and inspections of the Property it has desired to conduct and that the Property is and shall be deemed to be acceptable to Purchaser in its present condition, subject only to the satisfaction of the conditions expressly set forth in Section 13 of this Agreement. The provisions of this Section 2(c) shall survive the Closing indefinitely. Purchaser hereby acknowledges and agrees that the provisions of this Section 2(c) are material and included as a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s execution, delivery and performance of its obligations under this Agreement and that Seller has given Purchaser material concessions regarding this transaction (including, without limitation, a reduction in the purchase price to be paid hereunder below the price that would otherwise be payable upon exercise of the purchase option under the Option Agreement) in exchange for Purchaser agreeing to the provisions contained in this Section 2(c).

3. Earnest Money. Contemporaneously with the execution and delivery of this Agreement by Purchaser and Seller, Purchaser has delivered to Seller, by wire transfer of immediately available funds into Seller’s designated bank account, an earnest money deposit of $1,692,975.00 (together with any interest earnings thereon, the “Earnest Money”). As set forth in Section 5 hereof, the Earnest Money shall be applied against the Purchase Price at Closing. Except as otherwise expressly provided herein, the Earnest Money shall be non-refundable; accordingly, except as otherwise expressly provided herein, if Purchaser fails to consummate the purchase of the Property on the Closing Date, for any reason other than the failure of a condition set forth in Section 13, Purchaser shall forfeit any and all interest it may have in the Earnest Money and Seller shall be entitled to retain the Earnest Money. The Earnest Money shall be invested by Seller in Seller’s sole and absolute discretion and all interest earned on the Earnest Money shall be and remain the property of the Seller (except as otherwise expressly set forth herein); provided, that if the Closing occurs, all such interest shall be included in the Earnest Money and shall be applied against the Purchase Price for the Property at the Closing, as contemplated elsewhere in this Agreement. The cost of the investment of the Earnest Money shall be paid from the interest earned thereon before such interest is so applied; provided, that Seller shall be solely responsible for any and all investment losses incurred with respect to its investment of the Earnest Money. Accordingly, Purchaser shall be credited at the Closing with not less than $1,692,975.00 toward the payment of the Purchase Price, regardless of any investment losses incurred by Seller and, in the event that the Earnest Money is due to be returned to Purchaser in accordance with this Agreement, Seller shall be obligated to pay over to Purchaser the sum of $1,692,975.00, minus only the amount of the Lender Consent Costs.

4. Closing. The closing of the purchase and sale of the Property (the “Closing”) shall take place on the date which is mutually agreed by Seller and Purchaser and is not more than thirty (30) days after the date on which Seller has been notified by the Master Servicer (as hereinafter defined) that the Lender’s Consent (as hereinafter defined) has been obtained; provided, that (a) if Lender’s Consent is obtained on or after June 30, 2010, then, at Seller’s sole election, the Closing shall be held on December 30, 2010 or January 2, 2011, and (b) if the date otherwise selected as the Closing Date is not a Business Day (as hereinafter defined), then the Closing shall take place on the next succeeding day which is a Business Day. For purposes of this Agreement, “Business Day” means a day which is not a Saturday or a Sunday, or another day on which national banks located in Birmingham, Alabama are required or permitted to be closed to business. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.” The Closing shall be held at the office of Seller’s attorney or at such other place as is mutually agreeable to the parties. Notwithstanding any provision contained herein or in the Lease (as hereinafter defined) to the contrary, the Closing of the sale contemplated in this Agreement shall not occur unless and until Seller has obtained the Lender’s Consent (as defined in Section 12 hereof).

5. Purchase Price; Method of Payment; Allocation.

(a) The purchase price for the Property (hereinafter called the “Purchase Price”), shall be Sixteen Million Fifty-Eight Thousand Two Hundred Sixty-Three Dollars ($16,058,263.00). The Earnest Money shall be applied against the Purchase Price at the Closing. The Purchase Price shall be paid by Purchaser to Seller on the Closing Date in cash, by wire transfer of immediately available funds, after first crediting the Earnest Money, and subject to any prorations or adjustments called for herein.

(b) The Purchase Price shall be allocated in accordance with Exhibit “C” attached hereto. The parties agree to make consistent use of the allocation and fair market value specified on Exhibit “C” for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service in connection therewith. In furtherance, and not in limitation, of the foregoing, neither party to this Agreement shall contend or represent to any person that the allocation of the Purchase Price in the manner set forth on Exhibit “C” is not a correct allocation.

6. Survey and Title Commitment. The Purchaser may obtain a survey of the Property at any time prior to the Closing at the expense of Purchaser. At Purchaser’s request at any time prior to the Closing, Seller shall cooperate in connection with Purchaser’s efforts to obtain, at Purchaser’s cost (subject to the provisions of Section 14 hereof), a commitment (the “Title Commitment”) for issuance of an ALTA Form 1992 Owner’s Policy of Title Insurance in the amount of the Purchase Price issued by a title insurance company acceptable to Purchaser (the “Title Company”), which policy would insure Purchaser as owner of fee simple title to the Property, subject only to the Permitted Exceptions (as defined below) and to any liens or encumbrances placed on the Property by Purchaser or otherwise in connection with its financing of the Purchase Price (the “Title Policy”).

7. Closing Requirements. At Closing, upon payment of the Purchase Price as herein provided, Seller shall deliver to Purchaser a fully and properly executed statutory warranty deed with respect to the Property (the “Deed”) which shall convey fee simple title to the Property, free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions (as hereinafter defined). For the purposes of this Agreement, the term “Permitted Exceptions” shall mean: (i) then current city, state and county ad valorem taxes not yet due and payable; (ii) easements for the installation or maintenance of public utilities serving the Property; (iii) all other easements, restrictive covenants and other matters described in the current title insurance policy insuring the Property (other than any mortgage or other encumbrance securing money borrowed by Seller), a true and correct copy of which has been delivered to Purchaser (the “Current Title Policy”); (iv) all recorded (and, if created by Purchaser or its agents, employees or affiliates, unrecorded) easements, restrictive covenants, encumbrances and other matters of record (if any) that relate to the construction, financing, operation or use of the parking deck facility that has been constructed on the Property with Purchaser’s consent as contemplated in and in accordance with the Office Lease, dated as of December 21, 2006, as heretofore amended, between Seller, as landlord, and Purchaser, as Tenant (as so amended, the “Lease”); (v) all other then existing leases with respect to all or any portion of the Property which (A) have been provided to Purchaser prior to the date hereof (including, without limitation, the lease currently in effect with respect to the space identified on Schedule 10 to the Lease (the “Restaurant Lease”) and the Renewal Lease with The Lamar Companies covering the location of a billboard or other signage purported to be located on the Property dated as of January 12, 2005 (the “Sign Lease”)) and (B) have been entered into by Seller in the ordinary course and upon commercially reasonable terms after Purchaser has waived its right to lease such space as contemplated in Section 32 of the Lease; and (vi) such other matters, if any, as may be acceptable to Purchaser in its sole discretion. In addition to the foregoing, Purchaser hereby agrees that any conveyance of the Property shall be subject to the surface and subsurface conditions affecting the Property, as they exist on the Closing Date without any representation or warranty by Seller with respect thereto. Accordingly, Purchaser hereby acknowledges and agrees that the Deed shall contain the following provision:

“By acceptance of this deed, Grantee hereby covenants and agrees for itself and its successors, assigns, licensees, lessees, employees and agents that Grantor shall not be liable for, and no action shall be asserted against Grantor for, loss or damage on account of injuries to the property or to any buildings, improvements, or structures now or hereafter located upon the property, or on account of injuries to any owner, occupant, or other person in or upon said property, occurring on or after the date of this deed, which are caused by, or arise as a result of soil and/or subsurface conditions, known or unknown (including, without limitation, sinkholes, underground mines or other geological formations or conditions) under or on the property or any other property now or hereafter owned by Grantor, whether contiguous or non-contiguous to the property sold hereunder. For purposes of this paragraph, the term “Grantor” shall include (i) Liberty National Life Insurance Company, Stonegate Realty Company, LLC and SG/SPV Property I, LLC; (ii) the agents and employees of Liberty National Life Insurance Company, Stonegate Realty Company and SG/SPV Property I, LLC; (iii) the

officers, directors, managers, contractors and subcontractors of Liberty National Life Insurance Company, Stonegate Realty Company, LLC and SG/SPV Property I, LLC; and (iv) any affiliates, successors or assigns of the interests of Liberty National Life Insurance Company, Stonegate Realty Company, LLC and SG/SPV Property I, LLC in real property (other than the property hereby conveyed). This covenant and agreement shall run with the land conveyed hereby as against Grantee, and all persons, firms, trusts, partnerships, limited partnerships, corporations or other entities holding under or through the Grantee.”

In addition to the Deed called for herein, Seller shall also deliver to Purchaser on the Closing Date (i) a bill of sale in the form customarily used in transactions of this kind and nature, covering all of Seller’s right, title and interest in and to the fixtures and other personal property (if any) included in the Property, together with an assignment of leases with respect to all then-existing leases affecting the Property, in the form customarily used in transactions of this kind and nature, (ii) a Seller’s affidavit with respect to the Property and “gap” indemnity, in each case in the form customarily recognized and required by the Title Company, (iii) a certificate and affidavit as to Seller’s residency and non-foreign person status, (iv) a certificate to the effect that the representations and warranties of Seller in this Agreement are true and correct as of the Closing Date, except as otherwise set forth in Section 10 hereof, and (v) evidence in form and substance reasonably satisfactory to Purchaser and the Title Company that Seller has the power and authority to execute and enter into this Agreement and to consummate the sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Seller, the performance by Seller of all of Seller’s duties and obligations under this Agreement, and the execution and delivery by Seller of all documents and other items to be executed and delivered to Purchaser at Closing, have been accomplished.

8. Prorations. All property taxes and other similar impositions levied, imposed upon or assessed against the Property, and all income and expense related to the Property, shall be prorated between Seller and Purchaser as of the Closing Date (with such adjustments for, and taking into account, all of the foregoing items (or the portions thereof) which are the responsibility of Purchaser under or in connection with the Lease). If and to the extent that any items to be prorated pursuant to this Section 8 are estimated at the Closing, the parties hereby agree, after the Closing, to readjust such prorations as soon as practicable upon receipt of invoices or other documentation evidencing the precise amount of such proratable items.

9. Possession. Subject to the Permitted Exceptions, possession of the Property shall be given to Purchaser on the Closing Date.

10. Warranties, Representations and Additional Covenants of Seller.

(a) Seller represents, warrants and covenants to and with Purchaser as follows:

(i)	Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered to transact business in Alabama;

(ii)	Seller has good and marketable fee simple title to the Property, subject, as of the date of this Agreement, only to the liens and encumbrances reflected on the Current Title Policy (or, as applicable, the Title Commitment) and to the Lease, the Restaurant Lease, the Sign Lease and all (if any) other leases currently in effect with respect to any portion of the Property about which Seller has provided notice and a copy of such lease to Purchaser prior to the date of this Agreement, and, subject to obtaining the Lender’s Consent (as hereinafter defined), Seller has the lawful right, power, authority and capacity to sell the Property in accordance with the terms, provisions and conditions of this Agreement;

(iii)	Each of the representations and warranties of Seller contained in the Lease is, on the date hereof and will be, on the Closing Date, true, correct and complete in all material respects, except for any changed circumstances between the date of the Lease and the Closing Date which are, or have been, caused by, or otherwise arise as a result of, Purchaser’s occupation, use or tenancy of any portion of the Property pursuant to the Lease;

(iv)	There are no actions, suits or proceedings pending or threatened against, by or affecting Seller which affect title to the Property or which question the validity or enforceability of this Agreement or of any action taken by Seller under this Agreement, in any court or before any governmental authority, domestic or foreign; and to Seller’s knowledge, there are no pending, threatened or contemplated condemnation actions involving all or any portion of the Property;

(v)	On the Closing Date, Seller will not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Property for which any such person could claim a lien against the Property except for any being contested in good faith and which shall be bonded over by Seller on or before the Closing, nor will there be any unpaid indebtedness secured by the Property on the Closing Date except as described in this Agreement (or as may be incurred by Purchaser in connection with its purchase of the Property);

(vi)	The execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the Closing Date, and the performance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, do not violate any contract, agreement or other instrument to which Seller is a party, any judicial order or judgment of any nature by which Seller is bound, or the organizational documents of Seller (provided, that the Lender’s Consent (as defined in Section 12 below) is required to consummate the transactions contemplated in this Agreement; and this Agreement, and the covenants and agreements of Seller under this Agreement, have been duly authorized by all necessary limited liability company action on the part of Seller and, subject to obtaining Lender’s Consent, are the valid and binding obligations of Seller, enforceable in accordance with their terms;

(vii)	Seller has no knowledge of any uncured violations of any statute, regulation or other law affecting any portion of the Property (provided, that Seller has made no investigation of any matters that would give rise to such knowledge and Seller has no knowledge of the status of any past or present compliance or non-compliance with any statute, regulation or other law by Purchaser or any other tenant of the Property), and Seller will give Purchaser prompt notice of any such violation that comes to Seller’s attention prior to the Closing Date, including, without limitation, any environmental or land use statute, regulation or other law applicable to the Property; provided, that under no circumstances shall Seller have any obligation to cure or otherwise remedy any such violation;

(viii)	Seller is not a “foreign person” as such term is defined under Section 1445(f)(3) of the Internal Revenue Code;

(ix)	Seller has not filed for bankruptcy or reorganization or made a general assignment for the benefit of creditors, and Seller is not insolvent or otherwise unable to pay its debts as they become due and no party has obtained any judgment against Seller that has not been satisfied (or, if applicable, which is not the subject of a court-ordered stay pending appeal);

(x)

As of the date of this Agreement, Seller has not received any written notice from any governmental body calling attention to the need for any work, remediation, repairs or construction on or in connection with the Property in order to comply with any statute, regulation or other law applicable to the Property, nor has Seller received any written notice that any governmental agency with jurisdiction over the Property or Seller has threatened the cancellation of, cancelled or suspected any Permit held by Seller or any right of Seller to use any portion of the Property;

(xi)	Seller will not cause or, to the extent reasonably in its control, permit any action to be taken which will cause any of the foregoing representations, warranties or covenants to be untrue or not to be performed on the Closing Date; and

(xii)	Seller will deliver on the Closing Date all documents and instruments required of Seller by this Agreement and perform all acts to be performed by Seller hereunder which are necessary or appropriate for the consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement.

(b) Seller hereby agrees that, from and after the date of this Agreement, Seller will not enter into any contract or lease affecting the Property that would remain in effect after the Closing Date, except for (i) leases of space within the building located on the Property with Purchaser’s Consent (as defined below), (ii) service contracts entered into in the ordinary course of business that are terminable without cause on 30-days notice or less and without penalty or cancellation fee, (iii) management, maintenance or other contracts affecting the Property with Purchaser’s Consent. Likewise, from and after the date hereof (A) Seller will operate and manage the Property only in the ordinary course of Seller’s business, consistent with past practices, and (B) Seller will not, (1) unless Purchaser’s Consent is obtained, modify, amend, terminate, renew, extend or waive any rights under any existing lease or contract, or grant any concession, rebate, allowance or free rent to any tenant of the Property; (2) commit any waste or nuisance upon the Property, or take any action which constitutes a violation of any law, ordinance, regulation or restriction affecting the Property; (3) perform any grading, excavation, construction or removal of any improvements upon the Property, except to the extent permitted or required by the terms of the Lease or otherwise with Purchaser’s Consent, or (4) create or incur any mortgage, lien, pledge or other encumbrance upon or otherwise affecting title to the Property, other than those in effect as of the date on which the Option is exercised or that otherwise constitute Permitted Exceptions. For purposes of this Section 10, “Purchaser’s Consent” means the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

11. “As-Is” Purchase; Purchaser’s Reliance. To the maximum extent permitted by applicable law and except for Seller’s representations and warranties contained in this Agreement and any covenants and warranties of title contained in the Deed delivered at the Closing (collectively, the “Seller’s Warranties”), the purchase and sale contemplated by this Agreement is to be made and will be made without representation or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Seller. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER

AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon Seller’s Warranties and its own investigation of the physical, environmental, economic, use, compliance, and legal condition of the Property and that, other than the Seller’s Warranties, Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Property. The provisions of this Section 11 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Deed or the other documents and instruments delivered at the Closing.

12. Lender’s Consent. The parties acknowledge that the Property is currently subject to a mortgage in favor of Wells Fargo Bank, N.A., as trustee (the “Trustee”), in connection with a first mortgage loan that is serviced by GEMSA Loan Services, L.P., as Master Servicer (the “Master Servicer”), and by CW Capital, as Special Servicer (the “Special Servicer”), and that the Master Servicer has identified Cadim Tach, Inc. (the “Directing Certificateholder”) to Seller as the “directing certificateholder” under the pooling and servicing agreement governing the subject mortgage loan. The parties acknowledge further that Seller has been notified by the Master Servicer that the consent of each of the Trustee, the Master Servicer, the Special Servicer and the Directing Certificateholder (collectively, the “Lender”) is required in order to permit the Seller to consummate the sale of the Property to the Purchaser, and that the Master Servicer has delivered a list of steps that must be taken to obtain such consent, which steps include the payment of certain fees and expenses of the Lender in connection with the consent process. In reliance on the Purchaser’s commitment to purchase the Property on the terms and conditions set forth in this Agreement, Seller has commenced the process that is required to obtain the consent of the Lender to these transactions and to obtain the Lender’s release of the Property from the mortgage loan (sometimes referred to herein as the “Lender’s Consent”). Seller hereby agrees to use all commercially reasonable efforts to obtain Lender’s Consent and Purchaser hereby agrees to cooperate with Seller in connection with such efforts. The parties hereby acknowledge and agree further that:

(a) Seller’s obligations to consummate the transactions contemplated in this Agreement are subject to the condition precedent that Lender’s Consent is obtained on terms and conditions that are acceptable in all material respects to Seller; and

(b) If, for any reason, Lender’s Consent is not obtained on or prior to the date which is one hundred eighty (180) days after the date of this Agreement (as such period may be extended in the manner set forth in the last paragraph of Section 13 hereof), then Purchaser may terminate this Agreement, by written notice to Seller of such termination, in which case, Purchaser shall be entitled to receive the return of the Earnest Money, less an amount equal to the aggregate of (i) Seller’s out of pocket expenses (including, without limitation, reasonable legal fees) incurred in connection with its efforts to obtain Lender’s Consent and (ii) all amounts which have been paid by Seller to the Trustee, the Master Servicer or the Special Servicer in payment of any and all fees, expense reimbursements or similar charges in connection with the process of seeking Lender’s Consent (the costs described in clauses (i) and (ii) hereof are sometimes referred to herein as the “Lender Consent Costs”).

13. Conditions of Purchaser’s Obligations. Purchaser’s obligation to purchase the Property as contemplated hereunder shall be conditioned upon and subject to the satisfaction or performance of each of the following conditions, any one or more of which may be waived by Purchaser, in whole or in part, on or as of the Closing Date:

(a) Seller shall have observed, performed and complied with, in all material respects, all terms, covenants, conditions, agreements, requirements, restrictions and provisions required by this Agreement to be kept, observed, performed, satisfied or complied with by Seller before, on or as of the Closing Date;

(b) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, and shall be certified by Seller to Purchaser as such, on and as of the Closing Date, in the same manner and with the same effect as though such representations and warranties had been made on and as of the Closing Date; and

(c) The Title Company shall deliver to Purchaser a “marked-up” Title Commitment, dated as of the date and time of recording of the Deed for issuance of the Title Policy upon occurrence of the Closing; and

(d) Lender’s Consent shall have been obtained on or prior to the date which is one hundred eight (180) days after the date of this Agreement.

If the condition specified in clause (d) above has not been satisfied by the deadline therefor set forth in such clause, if pursuant to Section 10(a)(vii) Seller should disclose an uncured violation of any statute, regulation or other law affecting any portion of the Property and elect not to cure or otherwise remedy the violation, or if any of the other conditions set forth in this Section 13 have not been satisfied or performed on or as of the Closing Date, Purchaser shall have the right, at Purchaser’s sole election, to waive the satisfaction or performance of any such condition and proceed to the Closing or, except as set forth in the next sentence of this Section 13, to terminate this Agreement and obtain the return of the Earnest Money (less the Lender Consent Costs), as provided in Section 15 of this Agreement. Notwithstanding the foregoing, Purchaser shall (i) extend the time for performance and satisfaction of any unsatisfied or unperformed condition set forth in this Section 13 (and, if necessary, the Closing Date will be extended accordingly) if Seller shall cure such failure within (A) ten (10) days after Purchaser’s written notice of such failure, if the condition that has not been satisfied is described in clause (a), (b) or (c) above, or

(B) one hundred twenty (120) days after Purchaser’s written notice, if the condition that has not been satisfied is described in clause (d) above, and (ii) if such failure cannot be cured within such time, waive the satisfaction or performance of any such condition if Seller shall indemnify Purchaser against any and all loss, damage or expense resulting therefrom, on terms and conditions that are satisfactory to Purchaser in its reasonable discretion; provided, that the parties acknowledge that the failure of the condition specified in clause (d) above cannot be remedied by Seller’s indemnification.

14. Closing Expenses. Seller shall be responsible for the basic premium for the owner’s title insurance policy referred to herein; provided, that the costs associated with any endorsements requested by Purchaser, removal of coverage exceptions and the like will be the responsibility of Purchaser. Purchaser agrees to pay all statutory recording fees, documentary taxes or other costs of recording the deed, costs of any surveys, inspections and engineering tests and all other reports obtained by Purchaser. Any other cost or expense not expressly provided for herein shall be the responsibility of and borne by the party incurring such cost or expense; provided, that Purchaser acknowledges and agrees that, if this Agreement is terminated as a result of the failure of Lender’s Consent to be obtained, then Seller shall be entitled to retain a portion of the Earnest Money equal to the aggregate amount of the Lender Consent Costs, to reimburse it for those costs incurred in connection with the transactions contemplated herein. Notwithstanding the foregoing, if the Closing occurs as contemplated in this Agreement, then Seller shall be solely responsible for the payment of all of the Lender Consent Costs.

15. Remedies.

(a) If the purchase and sale of the Property is not consummated in accordance with the terms and conditions of this Agreement for any reason other than the failure of one or more of the conditions set forth in Section 13 hereof, then, except as otherwise provided in Section 16 or 17 hereof, Seller shall be entitled to terminate this Agreement, in which event Seller shall be entitled to retain the Earnest Money, as liquidated damages for Purchaser’s failure to consummate the purchase and sale, or to exercise such other rights and remedies as may be allowed at law or in equity. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement would be difficult to ascertain, and that the payment of the Earnest Money to Seller as liquidated damages represents the best estimate of the amount of such damages by the parties at this time. The parties further expressly acknowledge and agree that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of Purchaser’s default and as compensation for Seller’s losses and other expenses associated with this Agreement.

(b) If the purchase and sale of the Property is not consummated in accordance with the terms and conditions of this Agreement due to the failure of one or more conditions set forth in Section 13 hereof, then Purchaser may: (i) if such failure is the result of Seller’s breach of its covenants hereunder, bring a suit to enforce the specific performance of this Agreement and the purchase and sale of the Property, or (ii) terminate this Agreement, in which event Purchaser shall be entitled to the return of the Earnest Money (less the Lender Consent Costs) and to exercise any other rights and remedies as may be allowed at law or in equity.

16. Risk of Loss and Insurance. Between the date hereof and the Closing Date, the risks and obligations of ownership and loss of the Property and the correlative rights against insurance carriers and third parties shall belong to Seller, subject to the following. If the Property is damaged or destroyed in any material respect after the date hereof but prior to Closing, then Seller shall give prompt written notice thereof to Purchaser and Purchaser shall have the right, by giving Seller written notice within thirty (30) days after receipt of notice from Seller of such occurrence (with the Closing Date to be postponed, if necessary, to give both parties the benefit of the full thirty (30) day period) to elect to: (i) terminate this Agreement, in which event both parties shall be relieved and released of and from any and all further liability hereunder (other than any liability or indemnity that by the express terms hereof survives any termination of this Agreement) and the Earnest Money (less the Lender Consent Costs) shall be returned to Purchaser; or (ii) close the sale contemplated herein. If Purchaser elects not to terminate, then this Agreement will remain in full force and effect and the Purchase Price shall be reduced by the total amount of any insurance proceeds received by Seller prior to Closing by reason of such damage or destruction (unless and to the extent such insurance proceeds have been used to repair or restore the Property) and, at Closing, Seller shall assign to Purchaser all insurance proceeds that may be payable thereafter by reason of such damage or destruction.

17. Condemnation. In the event of the taking of all or any improved portion or material unimproved portion of the Property by eminent domain proceedings prior to the Closing Date, Purchaser shall have the right, at Purchaser’s option, to terminate this Agreement by giving written notice thereof to Seller, in which event any Earnest Money (less the Lender Consent Costs) shall be refunded to Purchaser promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. If Purchaser does not so terminate this Agreement, or if an unimproved portion that is not material for Purchaser’s then-current operation of the Property is taken by eminent domain proceedings, then this Agreement will remain in full force and effect; provided, that the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller prior to Closing with respect to such taking, and, at Closing, Seller shall assign to Purchaser all rights of Seller in and to any awards or other proceeds payable thereafter by reason of such taking. Seller shall notify Purchaser of its receipt of notice of commencement of eminent domain proceedings within five (5) days after Seller’s receipt of such notice.

18. Assignment. This Agreement may not be assigned by Purchaser, in whole or in part, without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion; provided, however, that (i) Purchaser may assign its rights hereunder to any party to whom Purchaser assigns its rights under the Lease, so long as such assignment complies in all respects to all applicable provisions contained in the Lease, and (ii) Purchaser may assign this Agreement and all its rights hereunder without Seller’s consent to any entity affiliated with Purchaser through common ownership or control; and provided further, that upon any assignment by Purchaser hereunder, Purchaser shall remain obligated to perform all of the obligations of Purchaser hereunder, unless and until all such obligations have been fully and timely performed by its permitted assignee. Any purported assignment of this Agreement by Purchaser in violation of this Section 18 shall be null and void.

19. Broker and Commission. Seller has heretofore entered into a real estate sales commission arrangement with New Century Development Company, LLC, an Alabama limited liability company (“New Century”), pursuant to which New Century is entitled to receive a commission on the sale of the Property hereunder, which commission shall be payable solely by Seller (and Purchaser shall have no liability or obligation with respect thereto). Except as expressly set forth in the immediately preceding sentence, Seller and Purchaser hereby represent to each other that neither of them has engaged any real estate agents or brokers to represent it in connection with this transaction. Seller and Purchaser shall and do each hereby indemnify, defend and hold harmless each other from and against the claims, demands, actions and judgments of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property. The foregoing indemnification obligations shall survive the Closing.

20. Further Assurances; Survival. At Closing, and from time to time thereafter, Seller shall do all such additional and further acts, execute and deliver all such additional and further deeds, affidavits, instruments, certificates and documents, as Purchaser, Purchaser’s counsel or Purchaser’s title insurer may reasonably require fully to vest in and assure to Purchaser full right, title and interest in and to the Property to the full extent contemplated by this Agreement and otherwise to effectuate the purchase and sale of the Property as contemplated by and provided for in this Agreement.

21. Modification. Except for the Option Agreement, which shall remain in full force and effect until the occurrence of the Closing hereunder, this Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the purchase and sale of the Property and other matters contained herein, and this Agreement contains the sole and entire understanding between Seller and Purchaser with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of Seller and Purchaser.

22. Captions. The captions and headings used in this Agreement are for convenience only and do not in any way restrict, modify or amplify the terms of this Agreement.

23. Notices. All notices, requests, demands, tenders and other communications under this Agreement shall be in writing. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given if personally delivered or deposited in the United States Mail, Certified Mail, Return Receipt Requested, with all postage prepaid, to the address for each party set forth below its execution of this Agreement. Any party, by written notice to the others in the manner herein provided, may designate an address different from that stated above.

24. Governing Law; Binding Effect. This Agreement shall be governed by the laws of the State of Alabama, without regard to its conflicts of laws principles, and shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

25. Confidentiality. The parties shall at all times keep this transaction and any documents received from each other confidential, except to the extent necessary or appropriate (i) to comply with applicable law and regulations, or (ii) to carry out the obligations set forth in this Agreement (including, without limitation, seeking Lender’s Consent) and otherwise to consummate the transactions contemplated hereby, including without limitation, disclosures to attorneys, accountants, consultants, title insurers, surveyors and utility providers. Any such disclosure to a third party shall indicate that the information is confidential and should be so treated by the third party. Each party agrees that no press release or, to the extent within the control of such party, other public disclosure shall be made by such party or any of its agents concerning this transaction without the prior written consent of the other party.

26. Removal of Seller’s Property. Prior to the Closing, Seller has the right to remove from the Property all (if any) of Seller’s personal property, other than fixtures and Leasehold Improvements (as defined in the Lease), all of which are included within the definition of the “Property”. Any of such items of property remaining on the Property after the Closing shall become the property of Purchaser upon the Closing and the conveyance of the Property.

27. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

[Signatures on following page.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the last date written below.

PURCHASER:

INFINITY INSURANCE COMPANY

By:	/s/ Samuel J. Simon

Print Name:	Samuel J. Simon

Its:	Senior Vice President & Secretary

Initial Address for Notices:

3700 Colonnade Parkway
Birmingham, AL 35243
ATTN: Samuel J. Simon

SELLER:

SG/SPV PROPERTY I, LLC

By:	/s/ Mark D. Elgin

Print Name:	Mark D. Elgin

Its:	President

1100 Urban Center Drive
Suite 650
Vestavia Hills, Alabama 35242
Attention: Mark D. Elgin

Attachments:

Exhibit “A” — Legal Description

Exhibit “B” — Due Diligence Materials Provided By Seller

Exhibit “C” — Purchase Price Allocation

EXHIBIT “A”

Legal Description

A tract of land situated in Section 11, Township 18 South, Range 2 West, Jefferson County, Alabama, being more particularly described as follows:

Commence at the Southeast corner of the S.E.  1/4 of the N.E.  1/4 of Section 11, Township 18 South, Range 2 West; thence North 0°23’17” West along the East line of said S.E.  1/4 of the N.E.  1/4 a distance of 377.81 feet to a point; thence South 89°36’43” West a distance of 462.18 feet to a point that is 390 feet Southwesterly of and at right angles to the centerline of Project No. I-459-4(9) at Station 1289+85 and the POINT OF BEGINNING of the property herein to be described; thence South 18°39’56” East a distance of 168.33 feet to a point that is 35 feet Northeasterly of and at right angle to the centerline of River Run Drive at Station 16+01.95, said point being on a curve to the left having a radius 444.26 feet and a central angle of 49°23’56”; thence in a Northwesterly, Westerly and Southwesterly direction along the arc of said curve and 35 feet parallel to the centerline of River Run Drive a distance of 383.03 feet to the P.T. (point of tangent) of said curve; thence South 65°53’58” West along the tangent to said curve, 35 feet Northwesterly of and parallel to the centerline of River Run Drive a distance of 199.08 feet to a point; thence South 24°06’02” East a distance of 5.00 feet to a point on the Northwesterly right-of-way line of River Run Drive; thence South 65°53’58” West and along said Jefferson County right-of-way line 220 feet, more or less, to the centerline of the Cahaba River; thence run in a Northeasterly direction along said centerline as it meanders 1215 feet, more or less, to the intersection with the West right-of-way line of Interstate Highway I-459; thence South 30°03’09” East along said right-of-way 430 feet, more or less, to a point; thence South 18°39’56” East along the Westerly right-of-way line of Interstate Highway I-459 a distance of 311.15 feet to the POINT OF BEGINNING, said property also being known as RIVER VILLAGE.

A-1

EXHIBIT “B”

Due Diligence Materials Provided by Seller

The following items have been provided to Infinity representatives:

1.	Title Policy Information

(a) Lender Policy of Title Insurance No. C-287868 issued by First American Title Insurance Company and dated June 24, 2004 with Endorsements.

(b) Date Down Endorsements effective February 9, 2008 and dated September 15, 2008

(c) Zoning/Use Endorsement dated August 14, 2008

2.	ALTA/ACSM Land Title Survey of River Village from Walter Schoel Engineering Company, Inc., dated February 11, 2002

3.	Zoning Confirmation Letter from the City of Birmingham dated August 14, 2008

4.	Phase I Environmental Report prepared by M. Evans Howell, National Assessment Corporation and dated April 26, 2004

5.	Report of Subsurface Exploration and Preliminary Geotechnical Evaluation – Proposes Addition to River Village prepared by Bhate Geosciences Corporation and dated July 6, 1997

6.	Coal Mining Review – River Village Property prepared by Kendrick Geologic Associates and dated January 22, 2010.

7.	Property Condition Report prepared by Davis Dumas & Associates, Inc., Ray Engineering Group and CSC Roofing and dated December 11, 2009, December 11, 2009 and November 16, 2009 respectively.

8.	Property Insurance Certificates for 2006, 2007 and 2008

9.	Property Taxes for 2006, 2007 and 2008

10.	Operating Expenses for 2006, 2007 and 2008

11.	Certificate of Occupancy Letter for River Village from the City of Birmingham and dated September 29, 1999.

12.	General Maintenance Records as maintained in the property management office for past 12 months.

13.	Service and Maintenance Contracts

a)	Allied Waste Services through April 30, 2012

b)	Novus Utility Services (pump station) – month-to-month

c)	Bagby Elevator Company through December 31, 2012

d)	Simplex (life safety) – month-to-month

e)	Cook’s Pest Control through June 30, 2010

14.	Leases and Amendments

a)	Lease by and between SG/SPV Property I, LLC, and Infinity Insurance dated December 21, 2006

b)	Lease by and between TMK Income Properties, L.P., and Unique Food Service Concepts, LLC, and dated November 30, 1998.

i.	First Amendment to Lease by and between SG/SPV Property I, LLC, and Unique Food Service Concepts, LLC, dated May 1, 2002.

ii.	Second Amendment to Lease by and between SG/SPV Property I, LLC, and Unique Food Service Concepts, LLC, dated January 12, 2006

iii.	Sublease Agreement by and between Unique Food Service Concepts, LLC, and Mexico Lindo, Inc., dated January, 2006

iv.	Sublease Assignment and Assumption Agreement by and between Mexico Lindo, Inc., Gusto Food Services, Inc., and Unique Food Service Concepts, LLC, dated April 13, 2006

v.	First Amendment to Sublease Agreement between Unique Food Service Concepts, LLC, and Mexico Lindo, Inc., dated January 11, 2006

c)	Renewal Lease by and between SG/SPV Property I, LLC, and The Lamar Companies dated January 17, 2005

B-1

15.	Work Proposals for repair, renovation and general work, including roof repair and awning repair

16.	Elevator Inspection reports

17.	Fire Alarm Inspection report

18.	Warranties for roof and mechanical equipment

In addition to the items listed, we allowed representatives of Corporate Realty access to all of the files in the Property Management office relating to River Village. We have told these representatives that there is no litigation pending that relates to this property. We have shown these representatives the as-built plans and they have told us that they do not need copies of these plans at this time.

B-2

EXHIBIT “C”

SG/SPV Property I, LLC

Sale to Infinity Insurance Company

Purchase Price Allocation

Assumed Sales Price (Subject to adjustment for prorations)	$16,058,263

Fair Market Value

Land	2,450,000

Tenant Improvements	200,000

Building	13,408,263

Total	$16,058,263

C-1